Exhibit 99.1

VERMILLION ANNOUNCES THE APPOINTMENT OF BRUCE HUEBNER

TO ITS BOARD OF DIRECTORS

Austin, TX — May 19, 2011 — Vermillion, Inc. (NASDAQ: VRML), a molecular diagnostics company, today announced the appointment of Bruce Huebner to its Board of Directors. Mr. Huebner currently serves as Managing Director at LynxCom Partners, LLC – a Healthcare Consulting Firm.

Mr. Huebner has over 35 years of experience in the diagnostic industry, and has been a key member of upper management in a number of clinical diagnostic companies including Hybritech, Inc., Gen-Probe, Inc., Nanogen, Inc. and Osmetech Molecular Diagnostics. From 1996 to 2002, he was Executive Vice President and Chief Operating Officer of Gen-Probe, Inc. which today is one of the world leaders in the development of nucleic acid tests, including a focus on diagnostic tests for infectious disease that affect women’s health. From 2002 to 2004, Mr. Huebner was President and Chief Operating Officer of Nanogen, Inc., a publicly held nanotechnology/microarray company. From 2005 to 2008, Mr. Huebner, as President of Osmetech, successfully established Osmetech as a fully integrated business, obtaining FDA clearance for four molecular diagnostic microarray products and introducing them to the marketplace. Mr. Huebner currently serves on two Boards and has an active consulting business with a focus on cancer diagnostics and personalized medicine.

“We are pleased to welcome Bruce to the board of Vermillion. His vast experience in healthcare and molecular diagnostics will add a critical set of skills and experiences to our board’s composition,” said Gail Page, CEO and Chairperson. “He has over 35 years of management experience and an in-depth understanding of commercial operations, including a focus on sales and marketing. This will be a great asset to Vermillion as we enter the next phase of market development for OVA1® and begin to plan for the emergence of our PAD program.”

“I am pleased to join the Board of Directors of Vermillion,” said Bruce Huebner. “Gail and her management team have made major strides in establishing Vermillion as a leading company in the area of cancer diagnostics. OVA1 is an innovative product that provides valuable information to the physician for better patient care. I look forward to helping the management team accelerate the growth of Vermillion.”

In addition to serving as a director, Mr.Huebner is expected to lead a special committee of the Board to evaluate the current sales and marketing strategy for OVA1.

About Vermillion

Vermillion, Inc. is dedicated to the discovery, development and commercialization of novel high-value diagnostic tests that help physicians diagnose, treat and improve outcomes for patients. Vermillion, along with its prestigious scientific collaborators, has diagnostic programs in oncology, hematology, cardiology and women’s health. Additional information about Vermillion can be found on the Web at www.vermillion.com.

About OVA1®

OVA1® is a qualitative serum test that combines the results of five immunoassays into a single numerical score. It is indicated for women who meet the following criteria: over age 18, ovarian adnexal mass present for which surgery is planned, and not yet referred to an oncologist. The test utilizes five well-established biomarkers - Transthyretin (TT or prealbumin), Apolipoprotein A-1 (Apo A-1), ß 2-Microglobulin (ß 2M), Transferrin (Tfr) and Cancer Antigen 125 (CA 125 II) - and a proprietary FDA-cleared software device to determine the likelihood of malignancy in women with pelvic mass for whom surgery is planned. Additional information about OVA1® can be found on the Web at www.ova-1.com.

Forward-Looking Statement

Certain matters discussed in this press release contain forward-looking statements that involve significant risks and uncertainties, including statements regarding Vermillion’s plans, objectives, expectations and intentions. These forward-looking statements are based on Vermillion’s current expectations. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for such forward-looking statements. In order to comply with the terms of the safe harbor, Vermillion notes that a variety of factors could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. Factors that could cause actual results to materially differ include but are not limited to: (1) uncertainty as to Vermillion’s ability to protect and promote its proprietary technology; (2) Vermillion’s lack of a lengthy track record successfully developing and commercializing diagnostic products; (3) uncertainty as to whether Vermillion will be able to obtain any required regulatory approval of its future diagnostic products; (4) uncertainty of the size of market for its existing diagnostic tests or future diagnostic products, including the risk that its products will not be competitive with products offered by other companies, or that users will not be entitled to receive adequate reimbursement for its products from third party payors such as private insurance companies and government insurance plans; (5) uncertainty that Vermillion will successfully license or otherwise successfully partner with third parties to commercialize its future products; (6) uncertainty whether the trading in Vermillion’s stock will become significantly less liquid; and (7) other factors that might be described from time to time in Vermillion’s filings with the Securities and Exchange Commission. All information in this press release is as of the date of this report, and Vermillion expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in Vermillion’s expectations or any change in events, conditions or circumstances on which any such statement is based, unless required by law.

This release should be read in conjunction with the consolidated financial statements and notes thereto included in our most recent reports on Form 10-K and Form 10-Q. Copies are available through the SEC’s Electronic Data Gathering Analysis and Retrieval system (EDGAR) at www.sec.gov.

SOURCE Vermillion, Inc.

Ashish Kohli

akohli@vermillion.com

Tel: 312 909 4786